                                 EXHIBIT (4)(k)

                              FORM OF POLICY RIDER
                              (ENHANCEMENT RIDER)

                                                        Home Office:
[LOGO](R) Transamerica Life                             4333 Edgewood Road N.E.
          Insurance Company                             Cedar Rapids, Iowa 52499
                                                        (319)398-8511

       A Stock Company (Hereafter called the Company, we, our or us)


                               ENHANCEMENT RIDER

The Policy to which this Rider is attached is amended to include a Premium Enhancement and to modify Surrender Charges by the following language:

PREMIUM ENHANCEMENT

When a Premium payment is paid in the first four Policy Years, an amount equal to a percentage of that premium referred to as a Premium Enhancement will be added to the Policy Value. The Premium Enhancement applicable to the initial premium payment is set forth on the Policy Data Page. The amount of the Premium Enhancement is not considered a premium payment. The Premium Enhancement may vary from premium to premium on subsequent premium payments but will never be less than 0% nor more than 4%. We will advise You of the amount of the Premium Enhancement applicable to each subsequent premium payment in a confirmation that We will send You. The Premium Enhancement will only apply to premiums received in the first four Policy Years. Premium Enhancements will be applied using the same allocation that applies to the corresponding premium payment. No Premium Enhancement will apply if the Policy is cancelled pursuant to the Right to Cancel provision.

The full dollar amount of any Premium Enhancement applied less than one year prior to the occurrence of any of the following events will be forfeited:

     1)   Exercise of Nursing Care and Terminal Condition Withdrawal Option;
     2)   Exercise of Unemployment Waiver; or
     3)   Upon annuitization


The Lump Sum provision of Section 5, is replaced by the following language:

LUMP SUM

Beginning in the first Policy Year, You may withdraw, free of surrender Charges (but not free of Excess Interest Adjustment (EIA)), an amount (minimum of $500) up to 10% of the Policy Value, at the time of, but prior to, withdrawal (the 10% is non-cumulative). Multiple distributions are allowed each Policy Year but the total withdrawal percentage may not exceed 10% in any Policy Year.

Withdrawals from the fixed accounts will be free of EIA to the extent of any cumulative interest credited in those accounts; however, surrender charges may still apply. Any principal withdrawals from the fixed accounts will be subject to the EIA.

Surrender Charge Free/EIA Free withdrawals do NOT have to be separated by a period of 12 months.

RER 502

The Surrender Charge provision of Section 5, is replaced by the following language:

SURRENDER CHARGES

Amounts withdrawn in excess of the surrender charge free amount specified in the withdrawal provisions above are subject to a surrender charge. The amount of this charge, if any, will be a percentage, as shown in the table below, of the amount of premium withdrawn:

                           Number of Years             Percentage of
                             Since Premium           Premium Withdrawn
                             Payment Date
                                   0-1                      8%
                                   1-2                      8%
                                   2-3                      6%
                                   3-4                      6%
                                   4-5                      5%
                                   5-6                      4%
                                   6-7                      2%
                                   7 or more                0%

In any event, surrender charges will be waived after the tenth Policy Year.

For Surrender Charge purposes, all earnings including Premium Enhancement are considered to be withdrawn first. After all earnings are withdrawn then the oldest premium payment is the first premium payment considered to be withdrawn. If the amount withdrawn exceeds this, the next oldest premium payment is considered to be withdrawn, and so on until the most recent premium payments are deemed to be withdrawn (the procedure being applied to Withdrawals of premium is a "First-In, First-Out" or FIFO procedure).

                        Signed for us at our home office.

        /s/ ILLEGIBLE                              /s/ ILLEGIBLE

          SECRETARY                                   PRESIDENT

RER 502 (B)